Exhibit 10.2
TERMINATION AND SURRENDER AGREEMENT
     This Agreement (“Agreement”)is made as of this ___ day of October, 2010 (the “Effective Date”), by and between Converted Organics Inc. (“COIN”), a Delaware corporation having offices at 7A Commercial Warf West, Boston, MA 02110, Converted Organics of Woodbridge, LLC, a New Jersey limited liability company (“Woodbridge”) having offices at 7A Commercial Warf West, Boston, MA 02110 (COIN and Woodbridge being sometimes herein collectively referred to as the “COIN Parties”), and Recycling Technology Development, LLC (“Lessor”), a New Jersey limited liability company having offices at 75 Crows Mills Road, Keasbey, New Jersey 08832.
RECITALS
     A. Lessor and COIN entered into an Agreement of Lease dated as of June 2, 2006 (as amended from time to time (the “Lease”). On or about February 1, 2007, COIN entered into an Assignment and Assumption Agreement pursuant to which COIN assigned all of its rights, title and interest, duties, obligations, responsibilities and liabilities to and under the Lease to Woodbridge (the “Assignment and Assumption Agreement”). Simultaneous with such assignment, COIN guaranteed the obligations of Woodbridge under the Lease (the “Guaranty”).
     B. Woodbridge has defaulted in the payment of the rent due under the Lease. The rent that would have been paid by Woodbridge for the unexpired term of the Lease absent its termination as provided herein would be approximately Nine Million One Hundred Six Thousand Five Hundred Eight and 90/100 ($9,106,508.90) Dollars (the “Future Rent”). Neither Woodbridge nor COIN has the financial ability at this time to pay any material part of the amount due and owing to the Lessor.
     C. Subject to the terms and conditions of this agreement and the occurrence of the Settlement Date (defined below), the Lessor and Woodbridge have agreed to terminate the Lease, and Woodbridge has agreed to surrender possession of the Leased Premises. Further, the parties have agreed that Woodbridge shall transfer certain personal property located at the Leased Premises and COIN shall issue certain shares of stock in satisfaction of certain claims of the Lessor under the Lease arising from (i) damages to a tipping floor, to the extent not actually reimbursed by insurance carried by Woodbridge, (ii) unpaid sewer and trash removal charges through August 3, 2010, (iii) unpaid rent due Lessor for periods prior to termination of the Lease; (iv) certain costs and expenses incurred by Lessor in connection with existing litigation entitled Lefcourt Associates et al. v. Converted Organics of Woodbridge (the “Lefcourt Litigation”) alleging damage from odors emanating from the Leased Premises (“Litigation Expenses”), (v) damages that may result from the condition of the premises at the time of surrender, and (vi) the required removal and disposal of abandoned inventory and materials (collectively the “Immediate Damages”). It is agreed that the Immediate Damages do not include Lessor’s claims under any insurance policy assigned to Lessor by Woodbridge and any claims under any insurance agreement where Lessor is named as an additional insured or loss payee. Lessor has agreed to enter into a certain Claims Purchase Agreement (the “CPA”) with American Capital Management, LLC (“American Capital”) whereby Lessor will sell and assign its rights to the Future Rent and all other remaining claims other than the Immediate Damages, those claims under any insurance policy assigned to Lessor by Woodbridge and any claims under any insurance agreement where Lessor is named as an additional insured or loss payee (collectively the “Claims”) it may have against the COIN Parties in connection with the Lease, and against any officers, directors, employees, contractors and affiliates or representatives of either of the COIN Parties, to American Capital.
     D. As used herein, the “Settlement Date” shall mean the first business day following satisfaction of all of the following conditions: (i) payment of the Purchase Price (as defined in the CPA) by American Capital to Lessor, (ii) satisfaction of all of the terms and conditions of this Agreement, and

(iii) execution and delivery by American Capital of a general release in favor of the COIN Parties releasing the assigned Claims.
AGREEMENT
     NOW, THEREFORE, in consideration of the foregoing and the covenants contained herein and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereby agree as follows:
1.	Termination and Surrender. On the Settlement Date, the Lease shall be deemed terminated and Woodbridge shall be deemed to have surrendered possession of the Leased Premises to the Lessor. At any time following the Settlement Date, immediately upon the request of Lessor, Woodbridge shall assign and transfer to Lessor or its designee, to the extent assignable, the Class C recycling permit and any other permit held by Woodbridge.

2.	Issuance of Shares. On the Settlement Date, COIN shall issue a number of COIN common shares to Lessor or its designee to be determined by dividing Five Hundred Thousand Dollars ($500,000.00) by the Closing Stock Price (as defined below). As used herein, “Closing Stock Price” means the consolidated closing bid price of the COIN common stock on the day prior to the Settlement Date. Notwithstanding any other provision hereof, no fractional shares of COIN common stock, and no certificates or scrip for a fractional share, or other evidence of ownership thereof, will be issued to the Lessor or any designee. COIN shall cause the transfer agent to confirm the number of shares issued to Lessor in writing or by electronic mail immediately following such transfer.

3.	Sale of Personal Property. On the Settlement Date, Woodbridge shall execute and deliver a bill of sale in the form attached hereto as Exhibit A selling, transferring and conveying all equipment, tools and fixtures owned by Woodbridge and presently located at the Leased Premises (“Personal Property”), free and clear of all liens, claims and other encumbrances, but otherwise on an “as is, where is” basis with no representations or warranties of any kind expressed or implied. On the Settlement Date, Woodbridge shall have obtained and filed or shall deliver to Lessor UCC-3 forms executed by The Bank of New York, as Trustee, on behalf of itself and the New Jersey Economic Development Authority releasing each of those creditor’s liens covering the Personal Property. Woodbridge shall provide executed lien releases and discharges from (i) SNC-Lavalin Project Services, Inc, (ii) Airside, Inc., (iii) Hatzel & Buehler, Inc., (iv) Brennan Industrial Contractors, Inc, (v) Armistead Mechanical, Inc., and (vi) The Construction Partnership, Inc., and their respective successors and assigns, releasing and discharging any and all liens and claims against the Personal Property and the Leased Premises. In addition, Woodbridge shall provide an executed release of the lis pendens executed by Armistead Mechanical, Inc. on March 12, 2010 and recorded on March 16, 2010 in book 2100, page 663.

4.	Assignment of Rights Under Insurance Policies. To the extent that Woodbridge is covered under any insurance policy for (i) damage to the tipping floor at the Leased Premises, (ii) the Litigation Expenses, (iii) any other claim, cost or expense in connection with the Lefcourt Litigation, and/or (iv) any other claim, cost or expense in connection with the Lease or the Leased Premises, and to the extent assignable under applicable law, Woodbridge assigns to Lessor any claim under such policy or policies for payment on account of such damages and expenses effective as of and conditioned upon the Settlement Date. Nothing herein is intended to in anyway compromise, convey or affect any claim that Lessor may have for defense or indemnification under any insurance agreement where Lessor is named as an additional insured or loss payee.
5.	Mutual Releases. On the Settlement Date, Lessor and the COIN Parties shall execute and deliver a mutual release in the form attached hereto as Exhibit B.

6.	Representations, Warranties and Covenants of Lessor. The Lessor hereby represents, warrants and covenants to the COIN Parties as follows:
a.	Lessor is the lessor under the Lease and sole owner of the Claims, free and clear of all liens, claims, charges and encumbrances and other restrictions of any nature. Other than as contemplated by this Agreement, Lessor has not sold, transferred, assigned, encumbered or released its interest in the Lease or any part of the Claims.

b.	Lessor has all necessary power and authority to execute, deliver and perform all of its obligations under this Agreement. Lessor has such knowledge and experience in business and financial matters that it is able to protect its own interests and evaluate the risks and benefits of entering into this Agreement. Lessor acknowledges and agrees that it has had an opportunity to conduct its own due diligence and consult with its own legal counsel, and tax, financial and other advisors, and that Lessor is not relying on any advice or representations from the COIN Parties other than those contained herein. Lessor acknowledges that neither Purchase nor any of its affiliates, employees or agent of the COIN Parties is acting as a fiduciary or in another similar capacity for, or an advisor to, Lessor in respect of this Agreement or otherwise.

c.	The execution, delivery and performance of this Agreement by Lessor has been duly authorized by all requisite action on the part of Lessor. This Agreement has been duly executed and delivered by Lessor and constitutes the legal, valid and binding obligation of Lessor, enforceable against Lessor in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting Lessors’ rights generally or the availability of equitable remedies.

d.	The execution and delivery of this Agreement by Lessor, and the performance of all of its obligations hereunder (i) are not in violation or breach of, and will not conflict with or constitute a default under, any note, debt instrument, security agreement, security interest, lease, lien, deed of trust, mortgage, indebtedness, indenture, guarantee, instrument or any other material contract, license, obligation, purchase order, customer order, agreement or commitment binding upon Lessor, and (ii) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over Lessor.

e.	There is no action, suit, inquiry, notice of violation, proceeding or investigation pending or, to the knowledge of Lessor, threatened, against or affecting Lessor or any of its assets before or by any court, arbitrator, governmental or administrative agency, or regulatory authority (federal, state, county, local or foreign) that adversely affects or challenges the legality, validity or enforceability of, or that could have or reasonably be expected to result in a material adverse effect on this Agreement, the Lease, or the Claim.

f.	Neither Lessor nor any of its affiliates is, or has been in the past ninety (90) days, an “affiliate” (as defined in Rule 144 promulgated under the Securities Act of 1933, as amended) of COIN. Lessor understands that the COIN common shares are “restricted securities” and have not been registered under the Securities Act of 1933, as amended (“Act”) or any applicable state securities law and is acquiring the COIN common shares as principal for its own account and not with a view to or for distributing or reselling such securities or any part thereof in violation of the Act or any applicable state securities law, has no present intention of distributing any of such COIN common shares in violation of the Act or any applicable state securities law and has no direct or indirect arrangement or understandings with any other persons to distribute or regarding the distribution of such COIN common shares in violation of the Act or any applicable state securities law. The Lessor is an “accredited investor” as defined in Rule 501(a) under the Act. Lessor has such knowledge, sophistication and experience in business and financial matters so as to be capable of evaluating the merits and risks of the prospective investment in the COIN common shares, and has so evaluated the merits and risks of such investment.
7.	Representations and Warranties of The COIN Parties. The COIN Parties hereby each represent and warrants to Lessor as follows:
a.	The COIN Parties have all necessary power and authority to execute, deliver and perform all of their respective obligations under this Agreement.

b.	The execution, delivery and performance of this Agreement by the COIN Parties has been duly authorized by all requisite action on the part of the COIN Parties. This Agreement has been duly executed and delivered by the COIN Parties and constitutes the legal, valid and binding obligation of the COIN Parties, enforceable against the COIN Parties in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency or similar laws affecting the COIN Parties generally or the availability of equitable remedies.

c.	The execution and delivery of this Agreement by the COIN Parties, and the performance of all of its obligations hereunder (i) are not in violation or breach of, and will not conflict with or constitute a default under, any note, debt instrument, security agreement, security interest, lease, lien, deed of trust, mortgage, indebtedness, indenture, guarantee, instrument or any other material contract, license, obligation, purchase order, customer order, agreement or commitment binding upon COIN, and (ii) will not conflict with or violate any applicable law, rule, regulation, judgment, order or decree of any government, governmental instrumentality or court having jurisdiction over the COIN Parties.

d.	The Personal Property shall be conveyed free and clear of all liens, claims and other encumbrances.

e.	Oppenheimer Rochester National Municipals and Oppenheimer New Jersey Municipal Fund, each a series of Oppenheimer Multi-State Municipal Trust, a Massachusetts business trust (together the “Holder”) is the holder of $17,500,000 aggregate principal amount of Solid Waste Facilities Revenue Bonds Series A (the “Bonds”), has agreed to direct the Bank of New York, as trustee and assignee of the New Jersey Economic Development Authority to (i) waive its right to cure or remedy any default or breach of covenant by Woodbridge under the Lease, (ii) consent to the termination of the Lease by Lessor and Woodbridge and the surrender of possession of the leased premises by Woodbridge, (iii) release and discharge the mortgage on the leasehold estate of Woodbridge, and (iv) release all liens on the Personal Property of Woodbridge located in the leased premises.
8.	Fees and Expenses. Each party shall pay its own fees and expenses of its advisers, counsel, accountants and other experts, if any, and all other expenses incurred by it in connection with this Agreement. Lessor understands that the COIN Parties shall not be liable for any commissions, selling expenses, orders, purchases, contracts, taxes, withholding, or obligations of any kind resulting from any of Lessor’s transactions.

9.	Choice of Law. This Agreement shall be governed by and construed according to the laws of the State of New Jersey, without giving effect to its choice of law principles. The parties agree that all actions and proceedings arising out of or relating directly or indirectly to this Agreement or any ancillary agreement or any other related obligations shall be litigated solely and exclusively in the state courts in Middlesex County, New Jersey or the federal courts located in Newark, New Jersey, and that such courts are convenient forums. Each party hereby submits to the personal jurisdiction of such courts for purposes of any such actions or proceedings.

10.	Notices. All notices and other communications shall be in writing and shall be provided to the recipient party to the addresses set forth on the first page of this Agreement. All notices and communications shall be deemed made and effective as follows: (i) if transmitted for overnight delivery via a nationally recognized delivery service, the first business day after being delivered by the transmitting party to such overnight delivery service, or (ii) if mailed via certified U.S. mail, upon delivery. Any party may designate a superseding notice contact name and/or address by providing the other parties with written notice pursuant to the provisions of this section.

11.	General. The headings herein are for convenience only, do not constitute a part of this Agreement and shall not be deemed to limit or affect any of the provisions hereof. The language used in this Agreement will be deemed to be the language chosen by the parties to express their mutual intent, and no rules of strict construction will be applied against any party. This Agreement is intended for the benefit of Lessor and the COIN Parties and its affiliates and their respective successors and permitted assigns and is not for the benefit of, nor may any provision hereof be enforced by, any other person. The representations, warranties and covenants contained herein shall survive the execution and delivery of this Agreement and the closing of the transactions contemplated herein for a period of one (1) year and shall be true in all material respects as if made again on the Settlement Date. On or before the Settlement Date, upon request of another party, each party shall certify that the representations made herein are true and complete in all material respects as of the Settlement Date. This Agreement may be executed in two or more counterparts, by facsimile or electronic transmission, all of which when taken together shall be considered one original. No party may assign this Agreement or any of its rights or obligations hereunder without the prior written consent of the other parties and any such attempted assignment shall be null and void. This Agreement shall be binding upon and inure to the benefit of the parties hereto, and their respective representatives, successors and permitted assigns.

12.	Amendments and Waivers. No provision of this Agreement may be waived or amended except in a written instrument signed, in the case of an amendment, by the parties, or, in the case of a waiver, by the party against whom enforcement of such waiver is sought. No waiver of any default with respect to any provision, condition or requirement of this Agreement shall be deemed to be a continuing waiver in the future or a waiver of any subsequent default or a waiver of any other provision, condition or requirement hereof, nor shall any delay or omission of any party to exercise any right hereunder in any manner impair the exercise of any such right.
13.	Further Assurances. Each party hereto shall do and perform, or cause to be done and performed, all such further acts and things, and shall execute and deliver all such other agreements, certificates, instruments and documents (including, without limitation, stock powers) as any other party may reasonable request in order to carry out the intent and accomplish the purpose of this Agreement and the consummation of the transaction contemplated hereby. Woodbridge shall also provide reasonable cooperation (at no material expense to itself) to Lessor in connection with efforts by Lessor (i) to seek to reduce sewer charges incurred with respect to the Leased Premises, (ii) in connection with the prosecution of any insurance claims that may be assigned under this agreement, or (iii) in connection with seeking reimbursement for the Litigation Expenses. Within five (5) business days of the Effective Date Woodbridge shall provide to Lessor copies of all sampling results, correspondence and/or other information in its possession that will support the reduction in the sewer charges.

14.	ISRA Compliance. Woodbridge will complete the General Information Notice and a Remediation in Progress Waiver form and Lessor shall submit same to the New Jersey Department of Environmental Protection and pay any applicable fees, for the purpose of complying with the requirements of the New Jersey Industrial Site Recovery Act (“ISRA”), in connection with the cessation of Woodbridge’s operations. Lessor will cooperate with Woodbridge in connection with the completion of the ISRA documentation.

15.	Termination. If the Settlement Date does not occur on or before the date that is thirty (30) days following the Effective Date (unless extended by written agreement of the parties hereto) this Agreement shall become null and void ab initio. Unless and until the Settlement Date shall have occurred, nothing herein shall be deemed to be an admission of liability by any party.

16.	Entire Agreement. This Agreement, together with the exhibits hereto, contains the entire agreement and understanding of the parties, and supersedes all prior and contemporaneous agreements, term sheets, letters, discussions, communications and understandings, both oral and written, solely with respect to the sale, transfer, conveyance and assignment of the Claim by Lessor to The COIN Parties, which the parties acknowledge have been merged into this Agreement. For clarification purposes, the Recitals are part of this Agreement.
Signatures to follow on next page

IN WITNESS WHEREOF, the parties hereto have respectively signed and sealed this Agreement as of the Effective Date.

RECYCLING TECHNOLOGY DEVELOPMENT, LLC		CONVERTED ORGANICS, INC.

By:		By:

	Name:		Name:
	Title:		Title:

CONVERTED ORGANICS OF WOODBRIDGE, LLC

By:

Name:
Title:

EXHIBIT A
Bill of Sale

EXHIBIT B
Form of General Release